EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES MAY CASH DISTRIBUTION

    Dallas, Texas, May 18, 2007 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.223072 per unit, payable on June 14, 2007, to unitholders of record on May 31, 2007.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in March.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,343,000	76,000	$ 6.54

Prior Month Distribution	2,095,000	75,000	$ 6.59

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    XTO Energy has advised the trustee that twelve wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $2,000,000, production expense of $1,206,000 and overhead of $717,000 in determining the royalty payment to the Trust for the month of May.

Development Costs
   XTO Energy has advised the trustee that the development cost is expected to be increased to $3,750,000 for the June 2007 distribution and maintained at that level through year end.  The development cost deduction will continue to be evaluated by XTO Energy and revised as necessary.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800